Exhibit 10.32

Lease Agreement

(English Summary)

Date of Signing	Jan 1, 2010
Lease Parties	Great Shengda as lessee and Xin Shengda as lessor.
Lease Address	2, Beitang Rd, Xiaoshan Economic and Technology Development Zone
Lease Area	Land use right of 112,437 sqm
Lease Purpose	Industrial use
Term	From Jan 1, 2010 to Dec 31, 2012
Rent	RMB 1 million per annual, payable at the end of each calendar year
Termination

During the term of the Agreement, if lessee terminate the lease agreement, the lessor shall have the right to decide if this Agreement will be continued or terminated. In this circumstance, if lessor decides to terminate the Agreement, lessor shall notify lessee in writing. Lessee shall make sure the validity of its mailing address and notify lessor of any change of mailing address in writing, otherwise, when lessor sends the notice to lessee’s designated mailing address, the return date of the mail shall be deemed as the notice date.